Exhibit 2.2

January 3, 2021

Via Electronic Mail

Montauk Holdings USA, LLC

680 Anderson Drive, 5th Floor

Pittsburgh, PA 15220

Attention: VP General Counsel

e-mail: jciroli@montaukenergy.com

Montauk Renewables, Inc.

680 Anderson Drive, 5th Floor

Pittsburgh, PA 15220

Attention: Chief Executive Officer and President

e-mail: sloughman@montaukenery.com

RE: Pre-Distribution Restructuring.

Reference is made to that certain Transaction Implementation Agreement, dated November 6, 2020 (the “TIA”), by and among Montauk Holdings Limited (“MNK”), Montauk Holdings USA, LLC (“Montauk USA”) and Montauk Renewables, Inc. (“MRI”), and Share Exchange Agreement, dated November 6, 2020 (the “Share Exchange Agreement”), by and among MRI, Montauk USA and the sole stockholder of MRI. Any capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the TIA.

The parties hereto acknowledge and agree, notwithstanding anything to the contrary in the TIA and the Share Exchange Agreement, as follows:

1.

The Share Exchange pursuant to the Share Exchange Agreement and Section 2.1(a) of the TIA and the subsequent Pre-Spin Distribution pursuant to Section 2.1(b) of the TIA shall take place on January 4, 2021 (the “Restructuring Date”).

2.

As of the date hereof, the Record Date (as defined in the TIA) has not been determined by MNK’s board of directors and therefore the parties hereto will not know the exact amount of the Total Distribution Shares (as defined in the TIA) as of the Restructuring Date. The parties hereto anticipate that MNK’s board of directors will set a Record Date that occurs within the next 30 days.

3.	The total number of issued and outstanding MNK Shares as of the Restructuring Date is 138,312,713 ordinary shares of MNK with no par value (the “January 4th MNK Share Count”).

4.

Solely for purposes of the Share Exchange Agreement and Section 2.1 of the TIA, the “Total Distribution Shares” shall be calculated based on the January 4th MNK Share Count. For all other purposes, including all other provisions of the TIA and for purposes of the Distribution, the “Total Distribution Shares” shall continue to be calculated using the number of issued and outstanding MNK Shares as of date on which the finalization announcement regarding the Distribution is published on the JSE’s Stock Exchange News Service pursuant to the JSE Listings Requirements, as is currently contemplated by the TIA.

5.

To the extent that the Total Distribution Shares, as finally calculated following the Record Date, does not equal the January 4th MNK Share Count, MRI shall issue to, or redeem from, MNK (as applicable) such number of MRI Shares necessary to cause the total number of issued and outstanding common stock of MRI held by MNK immediately prior to the Distribution to equal the Total Distribution Shares.

6.

To the extent not expressly modified hereby, the parties hereto acknowledge and agree that the TIA and the Share Exchange Agreement remain unchanged and in full force and effect in their entirety, which such terms are hereby ratified and confirmed.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. This letter will be deemed effective as of the date first written above.

This letter agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed by their duly authorized representatives as of the date first written above.

MONTAUK HOLDINGS LIMITED

By:	/s/ John Ciroli
Name:	John Ciroli
Title:	VP General Counsel

MONTAUK HOLDINGS USA, LLC

By:	/s/ John Ciroli
Name:	John Ciroli
Title:	VP General Counsel

MONTAUK RENEWABLES, INC.

By:	/s/ Scott Loughman
Name:	Scott Loughman
Title:	Chief Executive Officer and President